EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
RELM Wireless Corporation
West Melbourne, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No. No. 333-147354) of RELM Wireless Corporation of our report dated March 1, 2017, relating to the consolidated financial statements, which appear in this Form 10-K.
/s/ Moore Stephens Lovelace, P.A.

Miami, Florida
March 1, 2017